UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2019 (July 31, 2019)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.01 par value	CY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                        Entry Into a Material Definitive Agreement.

On July 31, 2019, Cypress Semiconductor Corporation (the “Company”) entered into the Agency Resignation and Appointment Agreement and Amendment No. 9 to Amended and Restated Credit and Guaranty Agreement, dated as of July 31, 2019, by and among the Company, the subsidiaries of the Company party thereto as Guarantors, the lenders party thereto, MUFG Bank, Ltd., as successor administrative agent, as an issuing bank and as swing line lender, MUFG Union Bank, N.A., as successor collateral agent, Morgan Stanley Senior Funding, Inc. as outgoing administrative agent and collateral agent, and the other financial institutions party thereto (the “Amendment”).  The Amendment amends the Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015, by and among the Company, the subsidiaries of the Company party thereto as Guarantors, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and Morgan Stanley Bank, N.A., as issuing bank (as amended, modified or supplemented, the “Credit Agreement”).

The Amendment amends the Credit Agreement to, among other things, (i) increase the revolving commitments from $540.0 million to $700.0 million, (ii) extend the termination date of the revolving commitments from March 12, 2020 to January 31, 2021, (iii) provide the Company with an option to extend the termination date of the revolving commitments to July 31, 2021, and (iv) reduce the applicable margin for the revolving loans. After giving effect to the Amendment, the revolving loans will bear interest, at the option of the Company, at the base rate plus an applicable margin of 0.25% to 0.75% or the Eurodollar rate plus an applicable margin of 1.25% to 1.75%, in each case depending on the Company’s Total Leverage Ratio (as defined in the Credit Agreement).

In connection with the Amendment, the Company repaid in full approximately $448 million aggregate principal amount of term loans outstanding under the Credit Agreement.  As of the closing date of the Amendment and following such repayment, $447 million aggregate principal amount of revolving loans were outstanding under the Credit Agreement.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for those transactions and any advisory services.

The foregoing description is qualified in its entirety by reference to the Amendment which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1

Agency Resignation and Appointment Agreement and Amendment No. 9 to Amended and Restated Credit and Guaranty Agreement, dated as of July 31, 2019, by and among Cypress Semiconductor Corporation, the Guarantors party thereto, the lenders party thereto, MUFG Bank, Ltd., as successor administrative agent, as an issuing bank and as swing line lender, MUFG Union Bank, N.A., as successor collateral agent, Morgan Stanley Senior Funding, Inc. as outgoing administrative agent and collateral agent, and the other financial institutions party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2019

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Financial Officer and Executive Vice President, Finance & Administration

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